Exhibit 23.3

[Headed Paper of Pöch Krassnigg Rechtsanwälte GmbH]

September 27, 2012

Oesterreichische Kontrollbank Aktiengesellschaft

Registration Statement Pursuant to Schedule B

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the captions “Enforcement of Liabilities”, “Description of Guaranteed Debt Securities—Governing Law” and “Legal Opinions” in the Registration Statement filed pursuant to Schedule B by Oesterreichische Kontrollbank Aktiengesellschaft and the Republic of Austria with the Securities and Exchange Commission of the United States.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/S/ PÖCH KRASSNIGG RECHTSANWÄLTE GMBH
Pöch Krassnigg Rechtsanwälte GmbH